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                                                                    Exhibit 99.1


                                             Contact:
                                             Michael E. Luttrell
                                             Vice President-Finance
                                             and CFO
                                             (713) 658-9444

March 2, 2000


                    SOUTHERN MINERAL SELLS CANADIAN PACKAGE

Houston, Texas - Southern Mineral Corporation (OTC Bulletin Board: SMINQ.OB) today announced the sale of the interests of its Canadian subsidiary, Neutrino Resources Inc., in Inverness and Swan Hills fields in Alberta, Canada. The sale is effective March 1, 2000 for total consideration of $13.1 million Canadian (US $9.0 million), subject to certain adjustments and rights of first refusals of approximately $ 2.3 million Canadian (US $ 1.45 million). Closing on all but the amounts related to the rights of first refusal occurred on March 1, 2000. Net proceeds from the sale will be used for reduction of Canadian bank indebtedness. The Company does not expect to sell any other properties in the near future.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Texas Gulf Coast, Canada and Ecuador. The Company's principal assets include interests in the Big Escambia Creek field in Alabama and the Pine Creek field in Alberta, Canada. The Company's common stock is quoted on the OTC Bulletin Board under the trading symbol "SMINQ.OB".

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The projections and statements reflect the Company's current views with respect to future events and financial performance that involve risks and uncertainties including price volatility, production levels, drilling results, capital availability, successful negotiations with other parties, evaluation of opportunities, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. Actual results may differ materially from those projected.